Exhibit 99.1

NEWS RELEASE

Contacts: Bob Halliday
Executive Vice President and
Chief Financial Officer
978.282.7597
or
Mary Wright
Director, Investor Relations
978.282.5859
or
Tom Baker
Vice President, Finance
978.282.2301

Varian Semiconductor Equipment Associates Reports

Fiscal 2008 and Fourth Quarter Results

GLOUCESTER, MA, October 30, 2008 – Varian Semiconductor Equipment Associates, Inc. (“Varian Semiconductor”) (NASDAQ: VSEA) today announced results for its fiscal year 2008 and fourth quarter ended October 3, 2008.

Revenue for the fourth quarter of fiscal 2008 totaled $142.1 million, compared to revenue of $298.7 million for the same period a year ago. Varian Semiconductor recorded net income of $2.4 million, or $0.03 per diluted share during the fourth quarter of fiscal 2008, compared to net income of $43.4 million, or $0.55 per diluted share for the same period a year ago.

Revenue for fiscal 2008 totaled $834.1 million, compared to revenue of $1.1 billion for fiscal 2007. Varian Semiconductor recorded net income of $98.4 million, or $1.32 per diluted share for fiscal 2008, compared to net income of $142.2 million, or $1.73 per diluted share for fiscal 2007.

Gary Dickerson, Varian Semiconductor’s chief executive officer, said, “We are continuing to invest in new products and applications to grow market share and the total available market for ion implantation equipment. We believe that we will exit this downturn a stronger company that is optimally prepared to capitalize on the next upturn.”

Bob Halliday, chief financial officer, provided forward guidance for the first quarter of fiscal year 2009 by stating, “First quarter revenue should be between $115 and $125 million. We expect to lose approximately $6 million before taxes in the first quarter. That loss includes a restructuring charge of approximately $5 million. Due to the geographical distribution of our first quarter sales, we expect a first quarter tax charge of at least $1 million. We expect to reduce first quarter research and development and also marketing, general and administrative expenses by approximately $7.5 million from the fourth quarter and we are as a path to reduce those expenses by another $2 million, or more, in the second quarter”.

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VSEA Announces FY 2008 Q4 Results	October 30, 2008

Varian Semiconductor will hold a conference call, broadcast over the Internet, at 5:30 p.m. eastern time today to discuss Varian Semiconductor’s operating results and outlook. Access to the call is available through the investor relations page on Varian Semiconductor’s website at www.vsea.com. Replays will be available via the website for two weeks after the call.

About Varian Semiconductor Equipment Associates, Inc.

Varian Semiconductor is the leading producer of ion implantation equipment used in the manufacture of semiconductors. Varian Semiconductor is headquartered in Gloucester, Massachusetts, and operates worldwide. Varian Semiconductor maintains a website at www.vsea.com. The information contained in Varian Semiconductor’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

Note: This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, statements concerning the industry outlook, Varian Semiconductor’s guidance for first quarter fiscal 2009 revenue and earnings per share, market share, expected product plans, financial performance, market conditions, Varian Semiconductor’s positioning new products and applications for ion implant, and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: volatility in the semiconductor equipment industry; intense competition in the semiconductor equipment industry; Varian Semiconductor’s dependence on a small number of customers; fluctuations in Varian Semiconductor’s quarterly operating results; Varian Semiconductor’s transition to new products; Varian Semiconductor’s exposure to risks of operating internationally; uncertain protection of Varian Semiconductor’s patent and other proprietary rights; Varian Semiconductor’s reliance on a limited group of suppliers; Varian Semiconductor’s ability to manage potential growth, decline and strategic transactions; Varian Semiconductor’s reliance on one primary manufacturing facility; and Varian Semiconductor’s dependence on certain key personnel. These and other important risk factors that may affect actual results are discussed in detail under the caption “Risk Factors” in Varian Semiconductor’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2008 and in other reports filed by Varian Semiconductor with the Securities and Exchange Commission. Varian Semiconductor cannot guarantee any future results, levels of activity, performance or achievement. Varian Semiconductor undertakes no obligation to update any of the forward-looking statements after the date of this release.

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VSEA Announces FY 2008 Q4 Results	October 30, 2008

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Fiscal Three Months Ended		Fiscal Year Ended
	October 3, 2008	September 28, 2007	October 3, 2008	September 28, 2007
Revenue
Product	$122,874	$274,863	$752,629	$961,329
Service	19,188	22,950	81,371	86,062
Royalty	2	866	61	7,473

Total revenue	142,064	298,679	834,061	1,054,864
Cost of revenue	77,684	156,787	438,295	565,940

Gross profit	64,380	141,892	395,766	488,924

Operating expenses
Research and development	26,771	27,979	111,240	104,025
Marketing, general and administrative	33,155	33,531	130,672	128,055
Restructuring	961	—	1,607	—

Total operating expenses	60,887	61,510	243,519	232,080

Operating income	3,493	80,382	152,247	256,844
Interest income, net	2,145	3,605	8,781	19,524
Other income (expense), net	(389)	(101)	(117)	300

Income before income taxes	5,249	83,886	160,911	276,668
Provision for income taxes	2,881	40,480	62,498	134,461

Net income	$2,368	$43,406	$98,413	$142,207

Weighted average shares outstanding – basic	71,751	76,430	73,318	80,151
Weighted average shares outstanding – diluted	72,794	78,534	74,719	82,220
Net income per share – basic	$0.03	$0.57	$1.34	$1.77
Net income per share – diluted	$0.03	$0.55	$1.32	$1.73

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VSEA Announces FY 2008 Q4 Results	October 30, 2008

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	October 3, 2008	September 28, 2007
ASSETS
Current assets
Cash and cash equivalents	$139,679	$109,514
Short-term investments	68,996	88,384
Accounts receivable, net	128,904	189,573
Inventories	163,936	170,293
Deferred income taxes	21,902	27,907
Other current assets	25,712	26,010

Total current assets	549,129	611,681
Long-term investments	69,491	96,153
Property, plant and equipment, net	66,636	73,980
Other assets	14,889	17,274

Total assets	$700,145	$799,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$558	$510
Accounts payable	29,072	49,863
Accrued expenses	45,485	55,289
Product warranty	7,661	12,183
Deferred revenue	32,285	54,742

Total current liabilities	115,061	172,587
Long-term accrued expenses and other liabilities	63,627	53,904
Deferred income taxes	3,951	3,858
Long-term debt	2,203	2,761

Total liabilities	184,842	233,110

Stockholders’ equity
Common stock	935	927
Capital in excess of par value	581,492	548,426
Less: Cost of treasury stock	(714,877)	(535,423)
Retained earnings	649,930	553,221
Accumulated other comprehensive loss	(2,177)	(1,173)

Total stockholders’ equity	515,303	565,978

Total liabilities and stockholders’ equity	$700,145	$799,088

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